June 7, 2007

[INVESTOR NAMES]

Dear Investors:

Reference is made to that certain Amended and Restated Confidential Private Placement Memorandum, dated June 7, 2007, in connection with the reverse merger of Hemcure, Inc., a publicly traded Nevada corporation (“HMCU”), and AuraSound, Inc., a California corporation (“AuraSound”) (the “PPM”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PPM.

As an inducement to the investors who purchase Securities pursuant to the PPM, the undersigned hereby agrees that from the date hereof and continuing until the 24 month anniversary of the effectiveness date of the Initial Registration Statement (the “Lock-Up Period”), the undersigned will not (A) offer, sell, contract to sell, pledge, hypothecate, transfer or otherwise dispose of, directly or indirectly, any shares of capital stock or other equity securities of HMCU (including without limitation any shares of capital stock or other equity securities issued or issuable to the undersigned as the result of any stock split, stock dividend or distribution on such securities) and any options, warrants or other rights to purchase or acquire shares of capital stock of HMCU, in each case whether now owned or hereafter acquired (the “Lock-Up Shares”), (B) enter into any agreement or transaction that would have the same effect, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares, in cash or otherwise, or (D) publicly disclose the intention to make any such offer, sale, pledge or disposition, without, in each case, the prior written consent of investors who purchased at least 60% of the Units issued under the PPM.

Notwithstanding the foregoing, the undersigned may transfer Lock-Up shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) in transactions relating to shares of common stock of HMCU acquired by the undersigned in open market transactions after the completion of the transactions contemplated by the PPM. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, HMCU shall, and shall cause its transfer agent and registrar to, decline to make any transfer of the Lock-Up Shares if such transfer would constitute a violation or breach of this letter agreement.

Each of the signatories hereto and AuraSound acknowledges that each of the investors who purchased Securities pursuant to the PPM are third party beneficiaries of this agreement and this agreement may not be modified or changed without the prior written consent of the investors who purchased at least sixty (60) percent of the Units under the PPM.

This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This letter agreement or the rights hereunder may not be assigned by the investors named above, except to their respective partners and affiliates to which they transfer all or any portion of the Securities in accordance with applicable law or regulation.

Very truly yours,

Signature:
Print Name:	Arthur Liu

ACKNOWLEDGED AND AGREED:

HEMCURE, INC.

By:
Name:
Title: